REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
TCW Galileo Funds, Inc.

In planning and performing our audit of the financial statements of TCW Galileo Funds, Inc. (the "Company"), including TCW Galileo Aggressive Growth Equities Fund, TCW Galileo Convertible Securities Fund, TCW Galileo Diversified Value Fund, TCW Galileo Dividend Focused Fund (formerly the TCW Galileo Income + Growth Fund), TCW Galileo Focused Large Cap Value Fund, TCW Galileo Growth
Equities Fund, TCW Galileo Growth Insights Fund, TCW Galileo Large Cap Growth Fund, TCW Galileo Large Cap Value Fund, TCW Galileo Opportunity Fund, TCW Galileo Select Equities Fund, TCW Galileo Small Cap Growth Fund, TCW Galileo Technology Fund, TCW Galileo Value Added Fund (formerly the TCW Galileo Small Cap Value Fund), TCW Galileo Value Opportunities Fund, TCW Galileo Money Market Fund, TCW Galileo Core Fixed Income Fund, TCW Galileo High Yield Bond Fund, TCW Galileo Short Term Bond Fund, TCW Galileo Total Return Bond Fund, TCW Galileo Asia Pacific Equities Fund, TCW Galileo Emerging Markets Equities Fund, TCW Galileo Emerging Markets Income Fund, TCW Galileo European Growth Equities Fund and TCW Galileo Select International Growth Equities Fund, for the year ended October 31, 2004 (on which we have issued our report dated December 23, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Company's internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that it may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Company's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under auditing standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Company's internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October 31, 2004.



This report is intended solely for the information and use of management, the Board of Directors and Shareholders of TCW Galileo Funds, Inc. and the U.S. Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

Los Angeles, California
December 23, 2004